Exhibit 99.1
United Fire Group, Inc. Reports Fourth Quarter and Year End 2014 Results

CEDAR RAPIDS, Iowa - (GLOBE NEWSWIRE) - United Fire Group, Inc. (NASDAQ OMX: UFCS), February 17, 2015 - FOR IMMEDIATE RELEASE

Consolidated Financial Results - Highlights:

Quarter Ended December 31, 2014		Year Ended December 31, 2014
Operating income(1) per diluted share(2)	$1.34	Operating income(1) per diluted share(2)	$2.13
Net income per diluted share(2)	$1.38	Net income per diluted share(2)	$2.32
Net realized investment gains per share(2)	$0.04	Net realized investment gains per share(2)	$0.19
GAAP combined ratio	83.6%	GAAP combined ratio	97.8%
		Book value per share	$32.67
		Return on equity(3)	7.4%

United Fire Group, Inc. (the “Company”) (NASDAQ OMX: UFCS) today reported consolidated net operating income(1) of $1.34 per diluted share for the three-month period ended December 31, 2014 (the "fourth quarter") compared to consolidated net operating income of $1.00 per diluted share for the same period in 2013. For the year ended December 31, 2014 (the "full year"), the Company reported consolidated net operating income of $2.13 per diluted share compared to consolidated net operating income of $2.76 per diluted share for 2013.

The Company reported consolidated net income, including investment gains and losses, of $34.8 million ($1.38 per diluted share) for the fourth quarter and $59.1 million ($2.32 per diluted share) for the full year, compared to consolidated net income, including investment gains and losses, of $26.5 million ($1.04 per diluted share) and $76.1 million ($2.98 per diluted share), respectively, for the fourth quarter and full year 2013.

“I'm happy to report improved performance in our fourth quarter results," stated Randy A. Ramlo, President and Chief Executive Officer. "We continued to benefit from modest rate increases during fourth quarter, as well as a lack of significant catastrophic events, favorable claim activity and favorable reserve development on prior accident year claims."

The Company recognized consolidated net realized investment gains of $1.5 million during the fourth quarter and $7.3 million for the full year 2014, compared to net realized investment gains of $1.4 million and $8.7 million, respectively, for the fourth quarter and full year 2013.

____________________
(1) Operating income (loss) is a commonly used non-GAAP financial measure of net income (loss) excluding realized investment gains and losses and related federal income taxes. Because our calculation may differ from similar measures used by other companies, investors should be careful when comparing our measure of operating income to that of other companies. Management evaluates this measure and ratios derived from this measure because we believe it better represents the normal, ongoing performance of our business. See Supplemental Tables - Financial Highlights for a reconciliation of operating income to net income.
(2) Per share amounts are after tax.
(3) Return on equity is calculated by dividing annualized net income by average year-to-date equity.

Consolidated net investment income was $27.4 million for the fourth quarter and $104.6 million for the full year, decreases of 8.8 percent for the quarter and 7.3 percent for the year, compared to net investment income of $30.0 million and $112.8 million, respectively, for the fourth quarter and full year 2013.

"Though investment income declined year over year in 2014, the decline was primarily due to changes in the value of our investments in limited liability partnerships, which are heavily weighted in bank funds which are accounted for on the equity method of accounting, and secondarily to the decline of reinvestment interest rates from the continued low interest rate environment," commented Ramlo.

Consolidated net unrealized investment gains, net of tax, totaled $149.6 million as of December 31, 2014, an increase of $33.0 million or 28.3 percent, compared to December 31, 2013, due primarily to increases in the fair value of our fixed maturity portfolio as a result of interest rate declines.

Total consolidated assets as of December 31, 2014 were $3.9 billion, which included $3.2 billion of invested assets. The Company's book value was $32.67 per share, which is an increase of $1.80 per share or 5.8 percent from December 31, 2013. The increase is primarily attributed to net income of $59.1 million and an increase in net unrealized investment gains of $33.0 million, net of tax, offset by the change in valuation of our retirement benefit obligations of $29.0 million, the payment of stockholder dividends of $19.7 million and share repurchases of $12.9 million.

"Book value growth is a major objective for United Fire and though we did have 5.8 percent growth in book value year over year, that growth was less than our expectations," stated Ramlo. "In 2014, the declining interest rate environment and to a lesser extent, the adoption of new mortality tables, created significant changes in the valuation of our retirement benefit plans. The impact on book value in 2014 of these changes in valuation assumptions was $1.14 per share. Going forward, we expect interest rates to ultimately improve; however, in 2014 there was a balance sheet impact."

The annualized return on equity was 7.4 percent as of December 31, 2014.

P&C Segment

Net income for the property and casualty insurance segment, including net realized investment gains and losses, totaled $32.9 million ($1.30 per diluted share) for the fourth quarter, compared to net income of $23.2 million ($0.91 per diluted share) for the fourth quarter of 2013. For the full year, net income totaled $52.4 million ($2.05 per diluted share), compared to net income of $67.5 million ($2.64 per diluted share) for the full year 2013.

Net premiums earned increased 12.1 percent to $204.4 million for the fourth quarter, compared to $182.4 million in fourth quarter 2013. For the full year, net premiums earned increased 10.5 percent to $766.9 million, compared to $694.2 million in 2013.

"Modest rate increases still obtainable."

"Commercial lines renewal pricing varied by region, with average percentage increases in the mid-single digits on most small and mid-market accounts," stated Ramlo. "Larger accounts remain more competitive with only small increases obtainable."

"Personal auto lines renewal pricing increases during the quarter remained modest and in the low-single digits," continued Ramlo. "Homeowners pricing experienced average percentage increases in the mid- to high-single digits. Overall, personal lines renewal pricing increased slightly during the fourth quarter. Competitive market conditions persisted on new business during the quarter."

"Premiums written from new business remained strong and exceeded both the prior quarter of 2014 and the same quarter in 2013," stated Ramlo. "Our success ratio on quoted accounts increased slightly and also remains strong."

"2014 Catastrophe Losses Within Expectations."

Catastrophe losses totaled $2.5 million ($0.06 per share after tax) and $49.7 million ($1.27 per share after tax) for the three- and twelve-month periods ended December 31, 2014, respectively, compared to $3.0 million ($0.08 per share after tax) and $30.2 million ($0.77 per share after tax) for the same periods in 2013.

"Catastrophe losses for the fourth quarter added 1.2 percentage points to the combined ratio," stated Ramlo."For the full year, catastrophe losses added 6.5 percentage points to the combined ratio. Our expectations for catastrophe losses in any given year is six percentage points of the combined ratio, so 2014 catastrophe losses were near our expectations. It's important to note, however, that our book of business remains primarily in regions of the country that are susceptible to seasonal weather events such as winter and spring convective storms, which will likely result in volatility in our results from quarter to quarter. Because of this volatility, we focus our analysis on annual results."

"Favorable Prior Year Reserve Development is Consistent."

The property and casualty insurance segment experienced $24.2 million and $56.7 million of favorable reserve development in our net reserves for prior accident years during the three- and twelve-month periods ended December 31, 2014, respectively, compared to $8.5 million and $57.5 million of favorable reserve development in the same periods of 2013. Development amounts can vary significantly from quarter to quarter and year to year depending on a number of factors, including the number of claims settled and the settlement terms. During the fourth quarter, the increase in favorable reserve development is attributable to the timing of paid claims as well as decreases in our IBNR reserves related to our commercial liability lines of business. For the full year, prior year reserve development was consistent with long-term average releases. At December 31, 2014, our total reserves remained consistent with December 31, 2013 and within our actuarial estimates.

"Our reserving philosophy is to set initial reserves at the higher end of our initial assessment and adjust reserves as additional claim information is received," sated Ramlo. "As a result, favorable reserve development is not unusual for us. During fourth quarter, additional information was received with regard to our liability lines of business primarily from accident years 2010 through 2012 and claims were adjusted favorably. In addition, our 2013 IBNR reserves were favorably adjusted to reflect the normal re-allocation between accident years."

The GAAP combined ratio decreased 5.4 percentage points to 83.6 percent for the fourth quarter 2014, compared to 89.0 percent for the fourth quarter of 2013. For the year ended December 31, 2014, the combined ratio increased by 3.0 percentage points to 97.8 percent as compared to 94.8 percent for the same period of 2013.

Expense Levels

The expense ratio for the fourth quarter was 31.3 percentage points, compared to 31.4 percentage points for the fourth quarter of 2013. For the full year, the expense ratio decreased to 31.3 percentage points, compared to 31.8 percentage points for 2013.

"We continue to slowly improve our expense ratio," commented Ramlo. "By our estimates, 2015 was the year that we would finally reach our target of a 30 percent expense ratio. However, the lingering low interest rate environment continues to impact our retirement benefit plan obligations which somewhat offsets savings anticipated in 2015 from other sources."

Life Segment

Net income for the life insurance segment totaled $1.9 million ($0.08 per share) and $6.8 million ($0.27 per share) in the three- and twelve-month periods ended December 31, 2014, respectively, compared to $3.3 million ($0.13 per share) and $8.7 million ($0.34 per share), respectively, for the same periods of 2013.

Net premiums earned increased 11.2 percent and 1.2 percent in the three- and twelve-month periods ended December 31, 2014, respectively, compared to the same periods of 2013. The increase in fourth quarter was due in part to an increase in the sale of single premium immediate annuities.

Net investment income decreased 21.0 percent and 9.2 percent for the three- and twelve-month periods ended December 31, 2014, respectively, compared to the same periods of 2013. The decreases were due to a continuation of the low interest rate environment and a lower asset base due to declining deferred annuity deposits.

Loss and loss settlement expenses increased 52.6 percent and 23.2 percent for the three- and twelve-month periods ended December 31, 2014, respectively, compared to the same periods of 2013 due to corresponding fluctuations in death benefits paid. Fluctuations in the timing of death benefits occur from quarter to quarter and year to year.

The increase in liability for future policy benefits decreased in both the fourth quarter and full year, compared to the same periods in 2013 due to decreases in sales of single premium whole life insurance products.

Deferred annuity deposits decreased 6.9 percent for the fourth quarter, but increased 34.0 percent for the full year, compared with the same periods of 2013, due to our ability to retain maturing deferred annuity deposits as opposed to lapse of policies. Since the beginning of the second quarter of 2014, guaranteed interest rates of our products have periodically declined resulting in a decrease in deferred annuity deposits for the fourth quarter as compared with the fourth quarter of 2013.

Net cash outflow related to the Company's annuity business was $27.1 million in the fourth quarter and $77.7 million for the full year, compared to net cash outflows of $14.5 million and $77.7 million, respectively, in the same periods of 2013. This result is attributed to the activity described previously.

Capital Management

During the fourth quarter, we declared and paid a $0.20 per share cash dividend to stockholders of record on December 1, 2014. We have paid a quarterly dividend every quarter since March 1968.

Under our share repurchase program, we may purchase United Fire common stock from time to time on the open market or through privately negotiated transactions. The amount and timing of any purchases will be at management's discretion and will depend upon a number of factors, including the share price, general economic and market conditions, and corporate and regulatory requirements. We are authorized by the Board of Directors to purchase an additional 1,608,282 shares of common stock under our share repurchase program, which expires in August 2016. During the fourth quarter, we purchased 60,316 shares of our common stock for $1.7 million, at an average cost of $28.07 per share. In the year ended December 31, 2014, we purchased 461,835 shares of our common stock for $12.9 million, at an average cost of $28.02 per share.

Earnings Call Access Information

An earnings call will be held at 9:00 a.m. Central Standard Time on February 17, 2015 to allow securities analysts, shareholders and other interested parties the opportunity to hear management discuss the Company's fourth quarter and year ended December 31, 2014 results.

Teleconference: Dial-in information for the call is toll-free 1-877-407-8291. The event will be archived and available for digital replay through March 3, 2015. The replay access information is toll-free 1-877-660-6853; conference ID no. 13598933.

Webcast: An audio webcast of the teleconference can be accessed at the Company's investor relations page at http://ir.unitedfiregroup.com/events.cfm. The archived audio webcast will be available until March 3, 2015.

Transcript: A transcript of the teleconference will be available on the Company's website soon after the completion of the teleconference.

About United Fire Group, Inc.

Founded in 1946 as United Fire & Casualty Company, United Fire Group, Inc., through its insurance company subsidiaries, is engaged in the business of writing property and casualty insurance and life insurance and selling annuities.

Through our subsidiaries, we are licensed as a property and casualty insurer in 43 states, plus the District of Columbia, and we are represented by approximately 1,200 independent agencies. The United Fire pooled group is rated "A" (Excellent) by A.M. Best Company.

Our subsidiary, United Life Insurance Company, is licensed in 37 states, represented by approximately 1,000 independent life agencies and rated "A-" (Excellent) by A.M. Best Company.

For more information about United Fire Group, Inc. visit www.unitedfiregroup.com. or contact:

Anita Novak, Director of Investor Relations, 319-399-5251 or alnovak@unitedfiregroup.com

Disclosure of Forward-Looking Statements

This release may contain forward-looking statements about our operations, anticipated performance and other similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor under the Securities Act of 1933 and the Securities Exchange Act of 1934 for forward-looking statements. The forward-looking statements are not historical facts and involve risks and uncertainties that could cause actual results to differ from those expected and/or projected. Such forward-looking statements are based on current expectations, estimates, forecasts and projections about our company, the industry in which we operate, and beliefs and assumptions made by management. Words such as “expect(s),” “anticipate(s),” “intends(s),” “plan(s),” “believe(s)” “continue(s),” “seek(s),” “estimate(s),” “goal(s),” "remain optimistic," “target(s),” “forecast(s),” “project(s),” “predict(s),” “should,” “could,” “may,” “will continue,” “might,” “hope,” “can” and other words and terms of similar meaning or expression in connection with a discussion of future operations, financial performance or financial condition, are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Information concerning factors that could cause actual outcomes and results to differ materially from those expressed in the forward-looking statements is contained in Part I, Item 1A “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the Securities and Exchange Commission (the"SEC") on March 4, 2013 and in our Quarterly Reports on Form 10-Q and other filings with the SEC. The risks identified in our Form 10-K are representative of the risks, uncertainties, and assumptions that could cause actual outcomes and results to differ materially from what is expressed in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release or as of the date they are made. Except as required under the federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

Supplemental Tables

Financial Highlights
	Three Months Ended December 31,			Years Ended December 31,
(In Thousands Except Shares and Per Share Data)	2014	2013	Change %	2014	2013	Change %
Revenue Highlights
Net premiums earned	$221,141	$197,443	12.0%	$828,330	$754,846	9.7%
Net investment income	27,407	30,038	(8.8)%	104,609	112,799	(7.3)%
Total revenues	250,452	228,994	9.4%	941,894	877,042	7.4%
Income Statement Data
Operating income	33,838	25,587	32.2%	54,412	70,488	(22.8)%
After-tax net realized investment gains	958	939	2.0%	4,725	5,652	(16.4)%
Net income	$34,796	$26,526	31.2%	$59,137	$76,140	(22.3)%
Diluted Earnings Per Share Data
Operating income	$1.34	$1.00	34.0%	$2.13	$2.76	(22.8)%
After-tax net realized investment gains	0.04	0.04	—%	0.19	0.22	(13.6)%
Net income	$1.38	$1.04	32.7%	$2.32	$2.98	(22.1)%
Catastrophe Data
Pre-tax catastrophe losses	$2,519	$3,030	(16.9)%	$49,679	$30,216	64.4%
Effect on after-tax earnings per share	0.06	0.08	(25.0)%	1.27	0.77	64.9%
Effect on combined ratio	1.2%	1.7%	(29.4)%	6.5%	4.4%	47.7%

Favorable reserve development experienced on prior accident years	24,224	8,459	186.4%	56,744	57,487	(1.3)%

GAAP combined ratio	83.6%	89.0%	(6.1)%	97.8%	94.8%	3.2%
Return on equity				7.4%	10.1%	(26.7)%
Cash dividends declared per share	$0.20	$0.18	11.1%	$0.78	$0.69	13.0%
Diluted weighted average shares outstanding	25,252,185	25,585,989	(1.3)%	25,493,663	25,531,375	(0.1)%

Consolidated Income Statement
	Three Months Ended December 31,		Years Ended December 31,
(In Thousands)	2014	2013	2014	2013
Revenues
Net premiums written(1)	$209,508	$184,050	$866,120	$783,463
Net premiums earned	$221,141	$197,443	$828,330	$754,846
Investment income, net of investment expenses	27,407	30,038	104,609	112,799
Net realized investment gains (losses)
Other-than-temporary impairment charges	—	—	—	(139)
All other net realized gains	1,474	1,445	7,270	8,834
Net realized investment gains	1,474	1,445	7,270	8,695
Other income	430	68	1,685	702
Total Revenues	$250,452	$228,994	$941,894	$877,042

Benefits, Losses and Expenses
Losses and loss settlement expenses	$113,944	$109,741	$536,243	$458,814
Increase in liability for future policy benefits	10,173	11,105	36,623	37,625
Amortization of deferred policy acquisition costs	43,075	40,121	167,449	153,677
Other underwriting expenses	26,002	22,551	94,871	89,861
Interest on policyholders’ accounts	6,903	8,137	30,245	35,163
Total Benefits, Losses and Expenses	$200,097	$191,655	$865,431	$775,140

Income before income taxes	50,355	37,339	76,463	101,902
Federal income tax expense	15,559	10,813	17,326	25,762
Net income	$34,796	$26,526	$59,137	$76,140
(1) Data prepared in accordance with statutory accounting practices, which is a comprehensive basis of accounting other than U.S. GAAP.

Consolidated Balance Sheet
	December 31, 2014	December 31, 2013
(In Thousands)
Total invested assets:
Property and casualty segment	$1,554,637	$1,446,287
Life insurance segment	1,616,324	1,603,850
Total cash and investments	3,261,535	3,142,330
Total assets	3,856,689	3,720,672
Future policy benefits and losses, claims and loss settlement expenses	$2,417,201	$2,432,783
Total liabilities	3,039,274	2,937,839
Net unrealized investment gains, after-tax	$149,623	$116,601
Total stockholders’ equity	817,415	782,833

Property and casualty insurance statutory capital and surplus (1)(2)	$685,866	$665,772
Life insurance statutory capital and surplus(1)	155,667	157,974
(1) Data prepared in accordance with statutory accounting practices, which is a comprehensive basis of accounting other than U.S. GAAP.
(2) Because United Fire & Casualty Company owns United Life Insurance Company, property and casualty insurance statutory capital and surplus includes life insurance statutory capital and surplus and therefore represents our total consolidated statutory capital and surplus.

Property & Casualty Insurance Financial Results
	Three Months Ended December 31,		Years Ended December 31,
(In Thousands)	2014	2013	2014	2013
Revenues
Net premiums written(1)	$192,774	$169,026	$804,715	$722,821
Net premiums earned	$204,418	$182,411	$766,939	$694,192
Investment income, net of investment expenses	13,045	11,868	44,236	46,332
Net realized investment gains (losses)
Other-than-temporary impairment charges	—	—	—	(139)
All other net realized gains	495	856	4,177	6,400
Net realized investment gains	495	856	4,177	6,261
Other income (loss)	218	(141)	911	88
Total Revenues	$218,176	$194,994	$816,263	$746,873

Benefits, Losses and Expenses
Losses and loss settlement expenses	$106,847	$105,089	$509,811	$437,353
Amortization of deferred policy acquisition costs	42,030	38,584	161,310	147,175
Other underwriting expenses	21,910	18,772	79,117	73,626
Total Benefits, Losses and Expenses	$170,787	$162,445	$750,238	$658,154

Income before income taxes	$47,389	$32,549	$66,025	$88,719
Federal income tax expense	14,484	9,300	13,649	21,263
Net income	$32,905	$23,249	$52,376	$67,456

GAAP combined ratio:
Net loss ratio - excluding catastrophes	51.1%	55.9%	60.0%	58.6%
Catastrophes - effect on net loss ratio	1.2	1.7	6.5	4.4
Net loss ratio	52.3%	57.6%	66.5%	63.0%
Expense ratio	31.3	31.4	31.3	31.8
Combined ratio	83.6%	89.0%	97.8%	94.8%

Statutory combined ratio(1):
Net loss ratio - excluding catastrophes	51.3%	56.2%	60.2%	58.9%
Catastrophes - effect on net loss ratio	1.2	1.7	6.5	4.4
Net loss ratio	52.5%	57.9%	66.7%	63.3%
Expense ratio	31.8	33.8	31.4	32.0
Combined ratio	84.3%	91.7%	98.1%	95.3%
(1) Data prepared in accordance with statutory accounting practices, which is a comprehensive basis of accounting other than U.S. GAAP.

Life Insurance Financial Results
	Three Months Ended December 31,		Years Ended December 31,
(In Thousands)	2014	2013	2014	2013
Revenues
Net premiums written(1)	$16,734	$15,024	$61,405	$60,642
Net premiums earned	$16,723	$15,032	$61,391	$60,654
Investment income, net of investment expenses	14,362	18,170	60,373	66,467
Net realized investment gains	979	589	3,093	2,434
Other income	212	209	774	614
Total Revenues	$32,276	$34,000	$125,631	$130,169

Benefits, Losses and Expenses
Losses and loss settlement expenses	$7,097	$4,652	$26,432	$21,461
Increase in liability for future policy benefits	10,173	11,105	36,623	37,625
Amortization of deferred policy acquisition costs	1,045	1,537	6,139	6,502
Other underwriting expenses	4,092	3,779	15,754	16,235
Interest on policyholders’ accounts	6,903	8,137	30,245	35,163
Total Benefits, Losses and Expenses	$29,310	$29,210	$115,193	$116,986

Income before income taxes	$2,966	$4,790	$10,438	$13,183
Federal income tax expense	1,075	1,513	3,677	4,499
Net income	$1,891	$3,277	$6,761	$8,684
(1) Net premiums written is a financial measure prepared in accordance with statutory practices, which is a comprehensive basis of accounting other than U.S. GAAP.

Net Premiums Written by Line of Business
	Three Months Ended December 31,		Years Ended December 31,
	2014	2013	2014	2013
(In Thousands)
Net Premiums Written
Commercial lines:
Other liability(1)	$58,069	$48,197	$243,275	$210,901
Fire and allied lines(2)	45,292	39,774	191,081	169,507
Automobile	42,336	37,018	173,202	152,986
Workers’ compensation	19,994	18,209	91,796	85,443
Fidelity and surety	4,295	4,149	20,517	19,184
Miscellaneous	631	639	2,761	2,518
Total commercial lines	$170,617	$147,986	$722,632	$640,539

Personal lines:
Fire and allied lines(3)	$10,848	$10,574	$44,087	$43,988
Automobile	5,737	5,543	23,811	22,829
Miscellaneous	225	232	993	986
Total personal lines	$16,810	$16,349	$68,891	$67,803
Reinsurance assumed	5,347	4,691	13,192	14,479
Total	$192,774	$169,026	$804,715	$722,821
(1) “Other liability” is business insurance covering bodily injury and property damage arising from general business operations, accidents on the insured’s premises and products manufactured or sold.
(2) “Fire and allied lines” includes fire, allied lines, commercial multiple peril and inland marine.
(3) “Fire and allied lines” includes fire, allied lines, homeowners and inland marine.

Net Premiums Earned, Losses and Loss Settlement Expenses and Loss Ratio by Line of Business
Three Months Ended December 31,	2014			2013
		Net Losses			Net Losses
		and Loss			and Loss
	Net	Settlement	Net	Net	Settlement	Net
(In Thousands)	Premiums	Expenses	Loss	Premiums	Expenses	Loss
Unaudited	Earned	Incurred	Ratio	Earned	Incurred	Ratio
Commercial lines
Other liability	$60,575	$19,123	31.6%	$52,793	$20,292	38.4%
Fire and allied lines	47,908	22,238	46.4	42,974	23,204	54.0
Automobile	43,515	34,144	78.5	38,397	29,264	76.2
Workers' compensation	23,541	16,848	71.6	20,830	21,815	104.7
Fidelity and surety	5,558	452	8.1	5,062	(1,358)	(26.8)
Miscellaneous	702	171	24.4	671	(429)	(63.9)
Total commercial lines	$181,799	$92,976	51.1%	$160,727	$92,788	57.7%

Personal lines
Fire and allied lines	$11,123	$6,096	54.8%	$11,038	$2,962	26.8%
Automobile	5,927	3,983	67.2	5,700	5,695	99.9
Miscellaneous	252	262	104.0	246	668	271.5
Total personal lines	$17,302	$10,341	59.8%	$16,984	$9,325	54.9%
Reinsurance assumed	$5,317	$3,530	66.4%	$4,700	$2,976	63.3%
Total	$204,418	$106,847	52.3%	$182,411	$105,089	57.6%

Net Premiums Earned, Losses and Loss Settlement Expenses and Loss Ratio by Line of Business
Years Ended December 31,	2014			2013
		Net Losses			Net Losses
		and Loss			and Loss
	Net	Settlement	Net	Net	Settlement	Net
(In Thousands)	Premiums	Expenses	Loss	Premiums	Expenses	Loss
Unaudited	Earned	Incurred	Ratio	Earned	Incurred	Ratio
Commercial lines
Other liability	$228,426	$106,827	46.8%	$199,548	$98,013	49.1%
Fire and allied lines	181,710	148,856	81.9	165,081	95,158	57.6
Automobile	164,537	122,683	74.6	147,026	120,354	81.9
Workers' compensation	88,522	63,425	71.6	81,616	73,179	89.7
Fidelity and surety	19,212	1,597	8.3	18,746	(2,201)	(11.7)
Miscellaneous	2,741	153	5.6	1,861	126	6.8
Total commercial lines	$685,148	$443,541	64.7%	$613,878	$384,629	62.7%

Personal lines
Fire and allied lines	$44,376	$38,644	87.1%	$42,949	$28,235	65.7%
Automobile	23,276	20,571	88.4	22,185	16,872	76.1
Miscellaneous	994	1,972	198.4	774	2,637	NM
Total personal lines	$68,646	$61,187	89.1%	$65,908	$47,744	72.4%
Reinsurance assumed	$13,145	$5,083	38.7%	$14,406	$4,980	34.6%
Total	$766,939	$509,811	66.5%	$694,192	$437,353	63.0%
NM=Not meaningful